UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2009

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600

Oakland, CA 94612

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On January 1, 2009, Robert C. Bowen, who had been the Company’s Chief Executive Officer, became the Company’s Executive Chairman. See subsection (e) with respect to changes in Mr. Bowen’s compensation arrangements.

(c)

On January 1, 2009, D. Andrew Myers, who had been the Company’s President and Chief Operating Officer, became the Company’s President and Chief Executive Officer.

Mr. Myers, age 37, joined the Company in January 2008 as President and Chief Operating Officer. Prior to joining the Company, he served in positions of increasing responsibility at Pearson Education since 1997. From March 2007 to December 2007, he served as Senior Vice President, Digital Product Development for Pearson Curriculum, where he was responsible for integrating the technology teams from six preceding businesses into a digital development group of 275 employees. From August 2004 to March 2007, Mr. Myers was the Chief Operations Officer for Pearson Digital Learning, where he was responsible for setting product, financial, technical and operational strategies for that 580-employee business unit. From 2002 to 2004, Mr. Myers served as Vice President Sales for Pearson Digital Learning. Pearson Education is the education division of Pearson PLC, an international media company. Mr. Myers holds an MBA from the Haas School of Business at the University of California Berkeley and a BA in finance from the University of Utah.

There are no family relationships between Mr. Myers and any of the Company’s executive officers or directors. See subsection (e) with respect to changes in Mr. Myers’ compensation arrangements.

On January 2, 2009, the Company issued a press release describing these changes. A copy of the press release is filed with this report as Exhibit 99.1.

(e)

In connection with Mr. Myers’ promotion and Mr. Bowen’s transition, the Compensation Committee of the Board of Directors of the Company approved certain changes in Mr. Myers’ compensation, and the Company therefore entered into new position letter agreements with each of Mr. Myers and Mr. Bowen.

Mr. Myers’ revised terms of employment include:

•	Annualized base salary: $315,000;
•

Participation in the Company’s 2009 Management Incentive Plan, with annual bonus potential of 55% of base salary upon achievement of 100% of all targets (shared financial targets and individual goals);

•

Stock options for 200,000 shares, with an exercise price equal to the fair market value of the stock on the date Mr. Myers begins serving as CEO, vesting over four years, with 25% of such shares to vest on the first anniversary of his CEO appointment and the remainder vesting in equal monthly installments over the following 36 months. These options will be incentive stock options to the extent

2.

permitted by law and will be non-qualified stock options to the extent that they exceed such limit;

•	Continued participation in the Company’s regular employee benefits
•

Change of Control. If there is a change of control, and within 18 months Mr. Myers is terminated without cause or resigns because of a material change in his position, responsibilities, pay or location, then

a.	Vesting under the option granted to Mr. Myers pursuant to these resolutions and the equity grants previously made to Mr. Myers in January 2008 and July 2008 shall accelerate in full; and
b.	Mr. Myers shall receive severance payments equal to one year’s base salary.

A copy of Mr. Myers’ letter agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Mr. Bowen’s revised terms of employment include:

•	Time commitment: approximately 50% of a full-time position
•	Annualized base salary: $250,000;
•	Ineligible for the Company’s 2009 Management Incentive Plan;
•	Continued participation in the Company’s regular employee benefits, so long as Mr. Bowen is employed on a no less than 50% basis

A copy of Mr. Bowen’ letter agreement is filed as Exhibit 10.2 to this report and incorporated herein by reference.

On January 1, 2009, Linda L. Carloni was promoted to the position of Senior Vice President and General Counsel and her annualized base salary was increased to $227,000 from $217,000.

Item 9.01 Financial Statements And Exhibits

(d)	Exhibits
10.1	Letter Agreement with D. Andrew Myers
10.2	Letter Agreement with Robert C. Bowen
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIENTIFIC LEARNING CORPORATION

Date: January 2, 2009	By: /s/ Linda L. Carloni
Title: Vice President and General Counsel

3.